Exhibit 99.1

Cellular Biomedicine Group Announces Discontinuation of Consulting Business Segment

PALO ALTO, Calif., June 30, 2014 (GLOBE NEWSWIRE) -- Cellular Biomedicine Group Inc. (CBMG) (the "Company"), a biomedicine firm engaged in the development of new treatments for degenerative and cancerous diseases, today announced the discontinuation of the Company's consulting business segment. The consulting business is expected to be classified as discontinued operations, effective July 1, 2014.

As a result, the Company expects to record a one-time pre-tax cash charge of approximately $840,000 in the second quarter 2014 resulting from severance to be paid to employees affiliated with the consulting business.

"After a circumspect review by management and the Board of Directors, our decision to discontinue operating the legacy consulting business should remove any performance variability associated with this segment," said Dr. William (Wei) Cao, Chief Executive Officer of Cellular Biomedicine Group.

"We also believe that the consulting business no longer fits into our long-term strategy and vision. As such, we will focus our resources on becoming a world-class, pure-play biotechnology company bringing therapies to improve the health of patients in China. By optimizing our resources, we believe the scalability of our biomedicine business will deliver long-term value to our partners, patients and shareholders," added Dr. Cao.

The consulting business' securities will remain on the Company's balance sheet. Keith Wong and Norm Klein, the consulting business' current management team will assist and ensure a smooth discontinuation of our consulting operations.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers. Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards. To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contact:

Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com